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                       SECURITIES AND EXCHANGE COMMISSION
                              Washington, D.C 20549

                                     FORM 15

      Certification and Notice of Termination of Registration under Section 12(g) of the Securities Exchange Act of 1934 or Suspension of Duty to File Reports Under Sections 13 and 15(d) of the Securities Exchange Act of 1934.

                         Commission File Number 2-54754

                              GATX Rail Corporation
             (Exact name of registrant as specified in its charter)

                             500 West Monroe Street
                          Chicago, Illinois 60661-3676
                                 (312) 621-6200
    (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                        Medium Term Notes, Series A, E, F
                           10 1/8% Debentures Due 2002
                              8 5/8% Notes Due 2004
                              63/4% Notes Due 2006
                              63/4% Notes Due 2009
         Pass Through Trust Certificates, Series 2000-1,1996-1, 1995-1,
                               1994-1, and 1993-1
            (Title of each class of securities covered by this Form)

                                      None
  (Titles of all other classes of securities for which a duty to file reports under section 13(a) or 15(d) remains)

Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

Rule 12g-4(a)(1)(i)  [ ]

Rule 12g-4(a)(1)(ii) [ ]

Rule 12g-4(a)(2)(i)  [ ]

Rule 12g-4(a)(2)(ii) [ ]

Rule 12h-3(b)(1)(i)  [x]

Rule 12h-3(b)(1)(ii) [ ]

Rule 12h-3(b)(2)(i)  [ ]

Rule 12h-3(b)(2)(ii) [ ]



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Rule 15d-6 [ ]

Approximate number of holders of record as of the certification or notice date: none

GATX Rail Corporation was merged into its subsidiary GATX Capital Corporation, which concurrently changed its name to GATX Financial Corporation (commission file number 1-8319).

                                    SIGNATURE


Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.



                                            GATX FINANCIAL CORPORATION
                                       -------------------------------------
                                                   (Registrant)

                                                /s/ Brian A. Kenney
                                       -------------------------------------
                                                  Brian A. Kenney
                                                Vice President and
                                              Chief Financial Officer
                                             (Duly Authorized Officer)



Date:  August 2, 2001